Exhibit 10.41

AMENDMENT TO CEC ENTERTAINMENT, INC.

DEVELOPMENT AGREEMENT

FOR THE STATE OF NEW YORK

The CEC Entertainment, Inc. Development Agreement between                                          (“Developer” or “You”) and CEC Entertainment, Inc. (“Franchisor”) dated                              (the “Agreement”) shall be amended by the addition of the following language, which shall be considered an integral part of the Agreement (the “Amendment”):

NEW YORK LAW MODIFICATIONS

1. The New York Department of Law requires that certain provisions contained in franchise documents be amended to be consistent with New York law, including the General Business Law, Article 33, Sections 680 through 695 (1989). To the extent that the Agreement contains provisions that are inconsistent with the following, such provisions are hereby amended:

a.	If the Agreement requires Developer to execute a release of claims or to acknowledge facts that would negate or remove from judicial review any statement, misrepresentation or action that would violate the General Business Law, or any regulation, rule or order under the Law, such release shall exclude claims arising under the New York General Business Law, Article 33, Section 680 through 695 and the regulations promulgated thereunder, and such acknowledgments shall be void. It is the intent of this provision that non-waiver provisions of Sections 687.4 and 687.5 of the General Business Law be satisfied.

b.	If the Agreement requires that it be governed by a state’s law, other than the State of New York, the choice of law provision shall not be considered to waive any rights conferred upon Developer under the New York General Business Law, Article 33, Sections 680 through 695.

2. Each provision of this Amendment shall be effective only to the extent that the jurisdictional requirements of the New York General Business Law, with respect to each such provision, are met independent of this Amendment. This Amendment shall have no force or effect if such jurisdictional requirements are not met.

3. As to any state law described in this Amendment that declares void or unenforceable any provision contained in the Development Agreement, Franchisor reserves the right to challenge the enforceability of the state law by, among other things, bringing an appropriate legal action or by raising the claim in a legal action or arbitration that you have initiated.

IN WITNESS WHEREOF, the parties hereto have fully executed, sealed and delivered this Amendment to the Agreement on                             , 20    .

FRANCHISOR:	DEVELOPER:

CEC Entertainment, Inc.

By:	By:
Name:	Name:
Title:	Title:

Witness:	Witness:

2